Exhibit 99.1

For Immediate Release:	January 20, 2009
Home BancShares, Inc. Announces Sale of Preferred Shares to the U.S.
Treasury Under the Capital Purchase Program for Healthy Financial
Institutions
     Conway, AR — Home BancShares, Inc. (NASDAQ GS: HOMB) today announced that it has issued 50,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A totaling $50.0 million to the United States Department of Treasury under the Capital Purchase Program of the Emergency Economic Stabilization Act of 2008.
     “This is an opportunity to further strengthen our fortress balance sheet in these uncertain economic times. We view the terms of the Capital Purchase Program to be an attractive, low-cost alternative to other capital sources in today’s market,” said John Allison, Chairman and Chief Executive Officer. “While our Company is already a well-capitalized organization, we believe such a program will provide an opportunity for strong, healthy institutions like HOMB to participate in and support the recovery of the U.S. economy.”
     Home BancShares is well-capitalized per guidelines established by the bank regulatory agencies. This additional capital will increase our Tier 1 and Total Risk Based Capital ratios by approximately 2.2 percentage points to 14.9% and 16.2%, respectively. These ratios will continue to be significantly above the well capitalized guidelines established by the bank regulatory agencies of 6.0% and 10.0%, respectively.

     Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas, with bank subsidiaries that provide a broad range of commercial and retail banking and related financial services to businesses, real estate developers and investors, individuals and municipalities. The bank subsidiaries have locations in central Arkansas, north central Arkansas, southern Arkansas, the Florida Keys and southwestern Florida. Recently, the Company announced plans to combine the charters of its banks into a single charter and adopt Centennial Bank as their common name. This combination is in process and is expected to be completed by the middle of this year. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB”.
     This release contains forward-looking statements regarding the Company’s plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares, Inc.’s financial results are included in its Form 10-K, filed with the Securities and Exchange Commission in March 2008.
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FOR MORE INFORMATION CONTACT:
Brian S. Davis
Director of Financial Reporting
Home BancShares, Inc.
(501) 328-4770